Exhibit 10.1

EXECUTION VERSION

AGREEMENT FOR CONVERSION

OF

SECURED CONVERTIBLE PROMISSORY NOTE

This AGREEMENT FOR CONVERSION OF SECURED CONVERTIBLE PROMISSORY NOTE (this “Conversion Agreement”), is made and entered into as of this 26111 day of October 2021 (the “Effective Date”), by and between Marpai, Inc. a Delaware corporation (the “Company”), and SQN Venture Income Fund, LP (the “Holder”).

WHEREAS, the Company has issued to the Holder executed that certain Secured Convertible Promissory Note on October 24, 2019, carrying the principal amount of US$2,930,000 (the “Note”);

WHEREAS, the Holder wishes to convert $2,500,000 of the Note in consideration for issuance by the Company of 781,250 shares of Class A Common Stock of the Company, par value US$0.0001 (“Conversion Shares”) (the “Conversion”); and

WHEREAS, further to the Conversion and the issuance of the Conversion Shares to the Holder, the parties wish to terminate the Note and the Company will pay $783,257 in cash to the Holder, representing the entire unconverted remaining principal and accrued interest מס the Note (“Remaining Amount”).

NOW, THEREFORE, the parties agree as follows:

1.	Holder and Company hereby agree, undertake and warrant that upon the closing of the Company’ s pending initial public offering, the Conversion shall automatically consummate and recorded by the parties hereto “Conversion Date”). Within three (3) business days following the Conversion Date, the Company shall pay Holder the Remaining Amount.

2.	Upon consummation of the Conversion and issuance to the Holder of the Conversion Shares, no party will have, and the Holder hereby forever and irrevocably waives, any claim s, demands , contentions or causes of action of any kind, nature, character and description whatsoever, fixed or contingent or otherwise, to monies or rights of any kind whatsoever against the Company in respect of the rights or obligations set forth in each Note, including, but not limited to, payments of principal, interest or any other payment of any kind, options to acquire shares of the Company or to convert any part of the Outstanding Balance (as defined in each Note) or any other amount under the Note into shares of capital stock of the Company, funding obligations and/or any other rights as the parties had, have or may have under each Note resulting from any matter, event, default, breach, state of facts, claims, contention or cause whatsoever, relating to the Note.

3.	At the first request of the Company, Holder hereby undertakes to execute any and all instrument , agreement or documents as reasonably requested by the Company and/or signed by stockholders of the Company holding majority of shares in the Company, as such documents, instruments or agreements are related to any financing round (private or public) of the Company.

4.

Upon the consummation of the Conversion, all rights granted to any of the parties and all obligations undertaken by any of the parties under the Note (and related documents , as amended) will be terminated and be of no further force or effect, without the need to take any further actions and/or to receive any additional consents of any third party. For the avoidance of doubt, the parties hereto hereby irrevocably waive any and all rights or obligations under the Note, and the Conversion and termination hereunder shall be deemed to be in full compliance with and/or an amendment to the provisions the provisions of the Note, if and as applicable.

5.	This Conversion Agreement shall be binding upon the parties, their respective successors and assigns, owners, and respective affiliated or related corporations or entities.

6.

This Conversion Agreement and the rights of the parties hereunder are governed by the internal \aws of the State of Florida, without reference to conflict of \aw principles. Any actions at law or equity under this Conversion Agreement shall be filed exclusively in the state or federal courts of Florida located in the Hillsborough County. The parties hereto hereby (i) irrevocably and unconditionally consent and submit to the personal and exclusive jurisdiction of such courts for the purposes of litigating any such action, and hereby grants jurisdiction to such courts and to any appellate courts having jurisdiction over appeals from such courts or review of such proceedings , (ii) agree that service of any process, summons, notice סr document by US registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court, (iii) irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iv) agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may become subject, by suit upon such judgment or in any other manner provided by law.

7.

This Conversion Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature by a party to this Agreement that is recorded or made and delivered solely in electronic form shall have the same effect and create the same binding legal obligation as a signature made and delivered in person.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have signed this Conversion Agreement in one or more counterparts as of the date first hereinabove set forth.

Marpai, Inc.		SQN Venture Income Fund, LP

By:	/s/ Edmundo Gonzalez	By:	/s/ Ryan McCalley
Name:	Edmundo Gonzalez	Name:	Ryan McCalley
Title:	CEO	Title:	Managing Partner